Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 888.613.0003
FAX: 316.299.7569
karla.olsen@WestarEnergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2009 RESULTS

TOPEKA, Kan., Aug. 6, 2009 — Westar Energy, Inc. (NYSE:WR) today announced net income of $38 million, or $0.35 per share, for the second quarter 2009 compared with net income of $6 million, or $0.06 per share, for the second quarter 2008. Net income for the six months ended June 30, 2009 was $83 million, or $0.75 per share, compared with net income of $67 million, or $0.67 per share, for the same period last year. The increase in net income for both periods was due principally to recent price adjustments reflecting higher costs, some of which the company had already been incurring, associated with investments in gas peaking and wind generating facilities, transmission lines and emission controls equipment. The net income for the six months ended June 30 for both years includes substantial federal income tax adjustments related to prior period activity.

Per share results for both periods also reflect more shares outstanding as a result of the company having issued additional shares to fund capital investments.

Westar Energy announces second quarter 2009 results, page 2 of 6

Revenues

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Retail sales	$355,041	$331,068	$23,973	7.2	$645,702	$599,164	$46,538	7.8
Wholesale sales	65,651	87,746	(22,095)	(25.2)	151,396	190,925	(39,529)	(20.7)
Energy marketing	325	738	(413)	(56.0)	13,707	3,693	10,014	271.2
Other	46,795	31,667	15,128	47.8	78,774	64,264	14,510	22.6

Total Revenues	$467,812	$451,219	$16,593	3.7	$889,579	$858,046	$31,533	3.7

Retail revenues for both periods increased due primarily to price increases which more than offset declines in retail sales volumes of 0.5 percent and 4 percent for the respective periods. Wholesale revenues decreased for both periods due principally to lower average market prices.

Energy marketing increased for the six months ended June 30, 2009 due primarily to the settlement of forward contracts for the sale of electricity on favorable terms.

Fuel and Purchased Power

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Fuel and purchased power	$120,508	$191,355	$(70,847)	(37.0)	$261,152	$337,804	$(76,652)	(22.7)

The decreases in fuel and purchased power expense for both periods reflect a significant reduction in the amount of power purchased from others and a reduction in the unit costs of fuel and purchased power.

Operating and Maintenance

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Operating and maintenance	$139,810	$130,966	$8,844	6.8	$261,978	$246,984	$14,994	6.1

Operating and maintenance expense increased for both periods due primarily to higher transmission expense, the amortization of previously deferred storm costs and additional expense for new generating facilities completed in the past year.

Westar Energy announces second quarter 2009 results, page 3 of 6

Depreciation and Amortization

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Depreciation and amortization	$63,814	$49,605	$14,209	28.6	$122,028	$98,501	$23,527	23.9

Depreciation expense increased for both periods primarily as a result of last year’s large construction projects now being in service.

Selling, General and Administrative

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Selling, general and administrative	$53,638	$44,254	$9,384	21.2	$101,619	$85,910	$15,709	18.3

Selling, general and administrative expenses increased for both periods due principally to an increase in pension and other employee benefit expenses. The increase in pension expense was attributable primarily to the lower than expected returns on pension assets last year.

Interest Expense

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Interest expense	$40,094	$30,311	$9,783	32.3	$75,170	$41,001	$34,169	83.3

Interest expense increased for the second quarter due primarily to the company having issued additional debt in 2008 to fund capital investments. The increase was partially offset by a decline in interest rates on variable rate debt.

Interest expense for the six months ended June 30, 2009 increased due primarily to the reversal in 2008 of $18 million of accrued interest associated with uncertain income tax liabilities (which reduced 2008 interest expense) and the increased interest expense as a result of the company having issued additional debt in 2008 to fund capital investments.

Westar Energy announces second quarter 2009 results, page 4 of 6

Income Tax Expense

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)
Income tax expense (benefit)	$15,696	$2,687	$13,009	484.1	$20,098	$(15,552)	$35,650	229.2

Income tax expense increased for the second quarter due primarily to higher taxable income.

Income tax expense for the six months ended June 30, 2009 increased due primarily to the reversal in 2008 of $29 million of income tax reserves (which reduced 2008 income tax expense) as a result of completing a federal income tax audit for prior years.

Discontinued Operations

In January 2009 the company reached a settlement with the IRS that permitted it to utilize operating losses generated from the divestiture of its former non-regulated businesses. This settlement resulted in a first quarter 2009 net earnings benefit from discontinued operations of $33 million, or $0.30 per share.

2009 Earnings Guidance

The company narrowed earnings guidance for 2009 by reducing the upper end of its previously issued guidance range by $0.10 per share. The new range, $1.65 to $1.80 per share, reflects the ongoing softness in energy marketing and the economy’s negative effect on industrial sales. 2009 earnings guidance excludes a $0.30 per share benefit related to the tax settlement associated with its former non-regulated businesses. The company has posted to its Web site a summary of the principal earnings drivers and adjustments used in arriving at 2009 earnings guidance. The summary is located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Westar Energy announces second quarter 2009 results, page 5 of 6

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, August 7 with the investment community at 9 a.m. ET (8 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-679-8038, participant code 94205051. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed second quarter 2009 financial information, updated 2009 earnings guidance, the company’s second quarter report on Form 10-Q for the period ended June 30, 2009 filed with the Securities and Exchange Commission August 6, 2009 and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 684,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces second quarter 2009 results, page 6 of 6

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Sales	$467,812	$451,219	$16,593	$889,579	$858,046	$31,533

Fuel and purchased power	120,508	191,355	(70,847)	261,152	337,804	(76,652)
Operating and maintenance	139,810	130,966	8,844	261,978	246,984	14,994
Depreciation and amortization	63,814	49,605	14,209	122,028	98,501	23,527
Selling, general and administrative	53,638	44,254	9,384	101,619	85,910	15,709

Total Operating Expenses	377,770	416,180	(38,410)	746,777	769,199	(22,422)

Income from Operations	90,042	35,039	55,003	142,802	88,847	53,955

Other income	4,134	3,804	330	2,037	3,583	(1,546)
Interest expense	40,094	30,311	9,783	75,170	41,001	34,169
Income tax expense (benefit)	15,696	2,687	13,009	20,098	(15,552)	35,650

Income from Continuing Operations	38,386	5,845	32,541	49,571	66,981	(17,410)

Results of discontinued operations, net of tax	—	—	—	32,978	—	32,978

Net Income	38,386	5,845	32,541	82,549	66,981	15,568
Preferred dividends	242	242	—	485	485	—

Net Income Attributable to Common Stock	$38,144	$5,603	$32,541	$82,064	$66,496	$15,568

Basic Earnings Per Share	$0.35	$0.06	$0.29	$0.75	$0.67	$0.08

Average equivalent common shares outstanding	109,539	100,734		109,435	99,075

Dividends declared per share	$0.30	$0.29	$0.01	$0.60	$0.58	$0.02